Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE February 1, 2016

ACME UNITED CORPORATION ACQUIRES ASSETS OF DIAMOND MACHINING TECHNOLOGY

Provides World-Class Sharpening Solutions for Professional, Commercial and Individual Users

FAIRFIELD, CONN. – February 1, 2016 – Acme United Corporation (NYSE MKT:ACU) today announced that it has acquired the assets of Vogel Capital, Inc., d/b/a Diamond Machining Technology (“DMT”) for $7.0 million in cash. DMT had revenues in 2015 of $5.4 million and EBITDA of approximately $1.0 million. The acquisition is expected to be accretive during 2016.

Based in Marlborough, MA, DMT is a leader in sharpening tools for knives, scissors, chisels, and other cutting tools. The company, which was founded in 1976 by aerospace engineers, uses finely dispersed diamonds on the surfaces of its sharpeners, and holds over 50 patents and trademarks. Its products are popular with machinists, woodworkers, hunters, fishermen, skiers, chefs, and gardeners who demand the finest quality sharpening.

Walter C. Johnsen, Chairman and CEO, said, “We are delighted to welcome DMT’s employees into our corporate family. DMT complements Acme United’s existing brands and products within the industrial, hardware, floral, food preparation and sporting goods markets. We intend to keep the DMT operation in Massachusetts, and expect to expand the business and distribution through Acme United’s broad customer base, innovation, and global reach.”

Acme United is the largest worldwide supplier of scissors, and has strong market presence in high quality knives, fishing tools, and industrial cutting products sold under the Westcott, Clauss®, Camillus® and Cuda® brands.

Further information on DMT is available at its website, www.dmtsharp.com.

ACME UNITED CORPORATION is an innovative supplier of cutting devices, measuring instruments, and safety products for school, home, office, hardware and industrial use. Its leading brands include Westcott®, Clauss®, Camillus®, CUDA®, PhysiciansCare ®,Pac-Kit ® and First Aid Only®. For more information, visit www.acmeunited.com

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the company (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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